EXHIBIT 24.1

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jeffrey C. Mack and Bryan D. Meier, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities indicated below.

Name	Title	Date

/s/ Jeffrey C. Mack	Director (Chairman), Chief Executive Officer and President (Principal Executive Officer)	April 5, 2017
Jeffrey C. Mack

/s/ Bryan D. Meier	Chief Financial Officer and Executive Vice President (Principal Financial and Accounting Officer)	April 5, 2017
Bryan D. Meier

/s/ James L. Davis	Director	April 5, 2017
James L. Davis

/s/ Michael J. Hanson	Director	April 5, 2017
Michael J. Hanson

/s/ Rod Jardine	Director	April 5, 2017
Rod Jardine

/s/ Darin P. McAreavey	Director	April 5, 2017
Darin P. McAreavey

/s/ Ruth M. Owades	Director	April 5 , 2017
Ruth M. Owades

/s/ James J. Spencer	Director	April 5, 2017
James J. Spencer

/s/ Robin S. O’Connell	Director	April 5, 2017
Robin S. O’Connell

By:	/s/ Jeffrey C. Mack
Name:	Jeffrey C. Mack
Title:	Attorney-in-fact
Date:	April 5, 2017